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                          CERTIFICATE OF AMENDMENT OF
                   RESTATED CERTIFICATE OF INCORPORATION OF
                            BIOCIRCUITS CORPORATION

     BIOCIRCUITS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST:         The name of this Corporation is BIOCIRCUITS CORPORATION
(the "Corporation").

     SECOND:   The date on which the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is March 7, 1989. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 7, 1989. A Restated Certificate of Incorporation was filed with Secretary of State of the State of Delaware on September 4, 1990. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 23, 1991. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 18, 1992. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 21, 1992. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 15, 1995. A Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 29, 1995.

     THIRD:    The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Restated Certificate of Incorporation, as amended, as follows:

     Section 1(c) of Article V shall be amended in its entirety to read as follows:

     "(C)      Effective at the time of the filing with the Secretary of State of the State of Delaware of this Certificate of Amendment to the Corporation's Restated Certificate of Incorporation (the "Effective Time"), each two and one-half (2 1/2) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding or held in treasury at the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be reclassified into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (the "Reverse Stock-Split"). No fractional shares will be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder's fractional share based on the closing price per share of the Common Stock on the Nasdaq National Market as of the Effective Time of the Reverse Stock-Split."

     Section 4(a)(i) of Article V shall be amended in its entirety to read as follows:

     "(I) As of the Effective Time, every ten (10) shares of Series A Convertible Preferred Stock shall be convertible, at the option of the holder, at the office of the Corporation or any transfer agent for the Series A Convertible Preferred Stock, into one (1) fully paid and nonassessable share of Common Stock (subject to adjustment as set forth herein). The number of shares of Common Stock into which one share of Series A Convertible Preferred Stock may

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be converted hereinafter is referred to as the "Series A Conversion Rate."
Such Series A Conversion Rate shall be subject to adjustment from time to time, as hereinafter provided."

     Section 4(a)(ii) of Article V shall be amended in its entirety to read as follows:

     "(II)     Each share of Series A Convertible Preferred Stock shall be automatically converted into shares of Common Stock at the then effective Series A Conversion Rate upon the earlier of (i) the closing of a firmly underwritten public offering of the Corporation's Common Stock on a Form S-1 Registration Statement at an aggregate public offering price of at least $10,000,000 and a per share price equal to or greater than $5.00 (as appropriately adjusted for future stock splits and the like), (ii) the vote or written consent of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding shares of Series A Convertible Preferred Stock, or (iii) the date after the second anniversary of the first closing of the initial sale of Series A Convertible Preferred Stock (the "Original Issue Date") as of which the market value of the Corporation's Common Stock as reported by The Nasdaq National Market System has been at least $5.00 per share for 20 consecutive trading days (the "Automatic Conversion Event")."

     FOURTH:   The foregoing amendments to the Restated Certificate of
Incorporation, as amended, were duly approved and adopted by the required vote of the stockholders of the Company in accordance with Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Biocircuits Corporation has caused this Certificate of Amendment to be signed by its Vice President, Finance, Chief Financial Officer and Secretary this 20th day of February, 1998.


                                   BIOCIRCUITS CORPORATION


                                   /s/ JAMES WELCH
                                   ------------------------------------------
                                   James Welch
                                   Vice President, Finance, Chief Financial
                                   Officer and Secretary